Exhibit 12

September 24, 2021

Federated Hermes World Investment Series, Inc.

4000 Ericsson Drive

Warrendale, PA 15086-7561

The Advisors’ Inner Circle Fund II

One Freedom Valley Drive

Oaks, Pennsylvania 19456

Re:	Reorganizations of Series of a Massachusetts Business Trust and Series of a Maryland Corporation

Ladies and Gentlemen:

Federated Hermes World Investment Series, Inc., a Maryland corporation (“Surviving Fund Corporation”), on behalf of each of its respective segregated portfolios of assets (“series”) listed under the heading “Surviving Funds” on Schedule A attached hereto (“Schedule A”) (each, a “Surviving Fund”), and The Advisors’ Inner Circle Fund II, a Massachusetts business trust (“Reorganizing Fund Trust”), on behalf of each of its series listed under the heading “Reorganizing Funds” on Schedule A (each, an “Reorganizing Fund”),1 have requested our opinion as to certain federal income tax consequences of the acquisition of all or substantially all of the assets of each Reorganizing Fund by the Surviving Fund listed on Schedule A opposite its name (each, a “corresponding Surviving Fund”) in each case pursuant to an Agreement and Plan of Reorganization (each an “Agreement” and, together, the “Agreements”) dated as of July 12, 2021 by and among the Surviving Fund Corporation, on behalf of its series, the Surviving Fund, the Reorganizing Fund Trust, on behalf of the Reorganizing Fund, and, for purposes of paragraphs 1.3, 1.9. 3.3, 3.5, 4.3, 5.10, 7.4 and 10.2 and Articles VI, IX, XI, XII and XIII thereof only, Hancock Whitney Bank.2 The Agreements contemplate each Reorganizing Fund transferring all or substantially all its assets to its corresponding Surviving Fund in exchange solely for shares in that Surviving Fund, followed by that Reorganizing Fund’s distribution of those shares pro rata to its Shareholders in liquidation thereof (all the foregoing transactions involving each Reorganizing Fund and its corresponding Surviving Fund being referred to herein individually as a “Reorganization” and collectively as the “Reorganizations”).

In rendering this opinion, we have examined (1) the Agreements and (2) the Proxy Statement/Prospectus dated July 12, 2021, regarding the Reorganizations (“Proxy Statement”) (collectively, “Documents”). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement and on the statements and representations of officers and other representatives of the Funds (each, a “Representation” and collectively the “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.

OPINION

With respect to each Reorganization and the Funds participating therein and the Shareholders thereof, it is our opinion that, based solely on the facts and Representations set forth in the Documents and the assumptions described above, and conditioned on all the Representations being true and complete on the Closing Date and the Reorganization being consummated in accordance with the applicable Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:

(1)           As set forth in the Agreement, the transfer of all or substantially all of the Reorganizing Fund’s assets to the Surviving Fund solely in exchange for Surviving Fund Shares (followed by the distribution of Surviving Fund Shares to the Reorganizing Fund shareholders in dissolution, liquidation and termination of the Reorganizing Fund) will constitute a “reorganization” within the meaning of Section 368(a)3, and the Surviving Fund and the Reorganizing Fund will each be a “party to a reorganization” within the meaning of Section 368(b).

(2)           No gain or loss will be recognized by the Surviving Fund upon the receipt of the assets of the Reorganizing Fund solely in exchange for Surviving Fund Shares.

(3)           No gain or loss will be recognized by the Reorganizing Fund upon the transfer of the Reorganizing Fund’s assets to the Surviving Fund solely in exchange for Surviving Fund Shares or upon the distribution (whether actual or constructive) of Surviving Fund Shares to Reorganizing Fund Shareholders in exchange for their Reorganizing Fund Shares.

(4)           No gain or loss will be recognized by Reorganizing Fund Shareholders upon the exchange of Reorganizing Fund Shares for Surviving Fund Shares (including fractional shares).

(5)           The aggregate tax basis of the Surviving Fund Shares received by each Reorganizing Fund Shareholder pursuant to the Reorganization (including any fractional shares) will be the same as the aggregate tax basis of the Reorganizing Fund Shares held by such Reorganizing Fund Shareholder immediately prior to the Reorganization. The holding period of Surviving Fund Shares received by each Reorganizing Fund Shareholder (including any fractional shares) will include the period during which the Reorganizing Fund Shares exchanged therefor were held by such shareholder, provided the Reorganizing Fund Shares are held as capital assets at the time of the Reorganization.

(6)           The tax basis of the Reorganizing Fund’s assets acquired by the Surviving Fund will be the same as the tax basis of such assets to the Reorganizing Fund immediately prior to the Reorganization. The holding period of the assets of the Reorganizing Fund in the hands of the Surviving Fund will include the period during which those assets were held by the Reorganizing Fund.

(7)           The Surviving Fund will succeed to and take into account, as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Treasury Regulations), the items of the Reorganizing Fund described in Section 381(c), subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 and the Regulations thereunder.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of a Reorganization on the Funds participating therein or the Shareholders thereof with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof under a mark-to-market system of accounting).

Our opinion regarding each Reorganization is based on, and is conditioned on the continued applicability of, the provisions of the Code and Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Reorganizations or any other action (including any taken in connection therewith). Our opinion also applies with respect to each Reorganization only to the extent each Fund participating therein is solvent, and we express no opinion about the tax treatment of any Reorganization if either Fund participating therein is insolvent. Finally, our opinion is solely for information and use of the addressees, the Funds and their Shareholders and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L Gates LLP

SCHEDULE A

REORGANIZING FUNDS (series of Reorganizing Fund Trust)	SURVIVING FUNDS (series of Surviving Fund Corporation)
Hancock Horizon Diversified International Fund	Federated Hermes International Leaders Fund
Hancock Horizon International Small Cap Fund	Federated Hermes International Small-Mid Company Fund

1 Each Surviving Fund and Reorganizing Fund is sometimes referred to herein as a “Fund.”

2 Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreements.

3 “Section” references are to the Internal Revenue Code of 1986, as amended (the “Code”).